Exhibit 99.1

FOR IMMEDIATE RELEASE

CASELLA WASTE SYSTEMS, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2006 RESULTS; PROVIDES FISCAL YEAR 2007 GUIDANCE

RUTLAND, VERMONT (June 19, 2006)—Casella Waste Systems, Inc. (Nasdaq: CWST), a regional, non-hazardous solid waste services company, today reported financial results for the fourth quarter and its 2006 fiscal year, and gave guidance on its expected performance for its 2007 fiscal year.

Fourth Quarter Results

For the quarter ended April 30, 2006, the company reported revenues of $126.5 million, up $10.7 million or 9.2 percent over the same quarter last year. The company’s earnings per common share were $0.07, versus a net loss per share of $0.05 in the same quarter last year. The earnings per share (EPS) result reflects a decrease in the company’s tax rate versus the prior quarter, mainly due to a reversal of valuation allowances. The favorable impact to EPS of this change was $0.05 per share. Operating income for the quarter was $9.6 million, versus $8.5 million in the fourth quarter last year, an increase of 12.9 percent. Cash provided by operating activities in the quarter was $12.6 million. The company’s earnings before interest, taxes, depreciation and amortization (EBITDA*) were $24.6 million, a seven percent increase over the same quarter last year.

Fiscal 2006 Results

For the fiscal year ended April 30, 2006, the company reported revenues of $525.9 million, up $44.0 million or 9.1 percent over fiscal year 2005. The fiscal year earnings per common share were $0.30 versus $0.16 in the previous fiscal year. Operating income for the year was $42.3 million versus $41.4 million for fiscal year 2005. The company’s earnings before interest, taxes, depreciation and amortization (EBITDA) for the twelve-month period were $108.3 million.

The company also announced that cash provided by operating activities for fiscal year 2006 was $75.1 million, and that the company’s free cash flow* for fiscal year 2006 was $(40.3) million; as of April 30, 2006, the company had cash on hand of $7.5 million, and had an outstanding total debt level of $451.1 million.

“We continue to make progress on our short- and long-term strategic development and operational goals,” John W. Casella, chairman and CEO of Casella Waste Systems, said. “All areas of our business are benefiting from a strong focus on continuous improvement, innovation and operational excellence.”

“Our pricing environment is strong,” Casella said. “While volumes have reflected a traditional seasonal uptick, however, they are not as strong as we would have expected.”

Comparison of Fiscal 2006 and 2005

Revenues from acquired businesses accounted for $18.8 million of the $44.0 million increase year over year; primarily, the revenue increase came from the acquisition of Chemung County landfill; Blue Mountain Recycling; the Worcester, Mass. landfill project; and the Colebrook landfill project, offset by a $1.2 million reduction attributable to the transfer of a Canadian recycling operation. Solid waste revenues increased $24.3 million. Recycling revenues were up $2.1 million, mainly from increased volumes.

Cost of operations increased $37.6 million to $348.5 million in fiscal year 2006 from $310.9 million in fiscal year 2005. Cost of operations as a percentage of revenues increased to 66.3 percent for the fiscal year 2006, from 64.5 percent in the prior year. The percent increase in cost of operations expense for fiscal year 2006 is primarily due to higher fuel and transportation costs, and the higher than expected costs associated with the wood chip obligation at the Juniper Ridge Landfill (West Old Town).

General and administration expenses increased $5.4 million to $69.1 million in fiscal year 2006 from $63.7 million in fiscal year 2005. General and administration expenses as a percentage of revenues remained unchanged in fiscal year 2006 compared to fiscal year 2005.

*Non-GAAP Financial Measures

In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), we also disclose free cash flow and earnings before interest, taxes, depreciation and amortization (EBITDA), which are non-GAAP measures.

These measures are provided because we understand that certain investors use this information when analyzing the financial position of the solid waste industry, including us. Historically, these measures have been key in comparing operating efficiency of publicly traded companies in the solid waste industry, and assist investors in measuring our ability to meet capital expenditure and working capital requirements. For these reasons we utilize these non- GAAP metrics to measure our performance at all levels. These measures do not represent, and should not be considered as alternatives to cash provided by operating activities as determined in accordance with GAAP. Moreover, these measures do not necessarily indicate whether cash flow will be sufficient for such items as working capital or capital expenditures, or to react to changes in our industry or to the economy generally. Because these measures are not calculated by all companies in the same fashion, they may not be comparable to similarly titled measures reported by other companies.

More detailed financial results are contained in the tables accompanying this release.

2006 Highlights

“Our continued progress in developing disposal capacity was certainly a highlight of the year once again,” Casella said. “We did face some headwinds, however; specifically, the timing of our Colebrook, N.H. and Worcester, Mass. landfill projects. Colebrook is now operating at full capacity, and Worcester is ramping up.

“Looking at fiscal year 2006 overall:

•                  “our internalization rate rose 210 basis points year-over-year to 56.6 percent;

•                  “total company-wide permitted and permittable disposal capacity is now at 86.7 million tons, up from 29.6 million tons at the end of fiscal 2003;

•                  “company-wide annual disposal in our landfills was 2.9 million tons in fiscal 2006, up from just 1.8 million tons in fiscal 2004;

•                  “we acquired 15 solid waste collection and recycling companies in fiscal 2006; and

•                  “EBITDA* at our Greenfiber joint venture grew 64.9 percent. Greenfiber’s cash flow from operations grew 93.3 percent, due to a strong pricing environment, higher margin products, and our acquisition program.”

Fiscal 2007 Outlook

The company also announced its guidance for its fiscal year 2007, which began May 1, 2006.

For the fiscal year 2007, the company believes that its results will be approximately in the following ranges:

•                  Revenues between $530.0 million and $560.0 million;

•                  EBITDA* between $115.0 million and $119.0 million;

•                  Capital expenditures between $108.0 million and $112.0 million; and

•                  Free cash flow between $(30.0) million and $(22.0) million.

The company said the following assumptions are built into its fiscal year 2007 outlook:

•                  No material change in the health of the regional economy;

•                  In the solid waste business, price growth of 3.0 percent; FCR pricing is projected to decline 2.6 percent; and

•                  No major acquisitions

The EBITDA forecast is based on estimated projections of cash provided by operating activities of $80.0 million to $84.0 million, interest expense of approximately $39.5 million, depletion of landfill operating leases of $8.0 million, cash taxes of $2.5 million, and positive changes in other assets and liabilities of $6.0 million. Free cash flow of $(30.0) million to $(22.0) million is based on cash provided by operating activities of $80.0 million to $84.0 million, less estimated maintenance capital expenditures of $64.0 million, growth capital expenditures of $44.0 to $48.0 million, and other balance sheet changes.

Casella Waste Systems, headquartered in Rutland, Vermont, provides solid waste management services consisting of collection, transfer, disposal and recycling services primarily in the eastern United States.

For further information, contact Richard Norris, chief financial officer; or Joseph Fusco, vice president; at (802) 775-0325, or visit the company’s website at http://www.casella.com.

The company will host a conference call to discuss these results on Tuesday, June 20, 2006 at 10:00 a.m. ET. Individuals interested in participating in the call should dial (719) 457-2629 at least 10 minutes before start time. The call will also be webcast; to listen, participants should visit Casella Waste Systems’ website at http://www.casella.com and follow the appropriate link to the webcast. A replay of the call will be available by calling (719) 457-0820 (conference code #4579213) before 11:59 p.m. ET, Tuesday, June 27, 2006, or by visiting the company’s website.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as the Company “believes,” “anticipates,” “expects” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are forward-looking statements. Such forward-looking statements, and all phases of our operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in our forward-looking statements. Such risks and uncertainties include or relate to, among other things: we may be unable to make acquisitions and otherwise develop additional disposal capacity; continuing weakness in general economic conditions may affect our revenues; we may be required to incur capital expenditures in excess of our estimates; and fluctuations in the commodity pricing of our recyclables may make it more difficult for us to predict our results of operations. Other factors which could materially affect such forward-looking statements can be found in our periodic reports filed with the Securities and Exchange Commission, including certain factors which could affect future operating results detailed in the Management’s Discussion and Analysis section in our Form 10-K for the fiscal year ended April 30, 2005 and in our form 10-Q for the fiscal quarter ended January 31, 2006.

(tables follow)

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except amounts per share)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2005	2006	2005	2006

Revenues	$115,831	$126,536	$481,964	$525,928

Operating expenses:
Cost of operations	76,523	86,049	310,921	348,520
General and administration	16,290	15,848	63,678	69,144
Depreciation and amortization	14,568	15,017	65,637	64,589
Deferred costs	—	—	295	1,329
	107,381	116,914	440,531	483,582

Operating income	8,450	9,622	41,433	42,346

Other expense/(income), net:
Interest expense, net	7,814	8,654	29,391	32,014
Income from equity method investment	(400)	(980)	(2,883)	(5,742)
Loss on debt extinguishment	1,716	—	1,716	—
Other (income)/expense	164	(554)	273	(1,985)

	9,294	7,120	28,497	24,287
Income (loss) from continuing operations before income taxes and discontinued operations	(844)	2,502	12,936	18,059
Provision (benefit) for income taxes	(411)	(50)	5,725	6,955

Income (loss) from continuing operations before discontinued operations	(433)	2,552	7,211	11,104

Discontinued Operations:
Income from discontinued operations, net of income taxes	—	—	140	—
(Loss) income on disposal of discontinued operations, net of income taxes	69	—	(82)	—

Net income (loss)	(364)	2,552	7,269	11,104

Preferred stock dividend	839	870	3,338	3,432

Net income (loss) available to common stockholders	$(1,203)	$1,682	$3,931	$7,672

Common stock and common stock equivalent shares outstanding,
assuming full dilution	25,408	25,681	25,193	25,368

Net income (loss) per common share before discontinued operations	$(0.05)	$0.07	$0.15	$0.30

Net income (loss) per common share	$(0.05)	$0.07	$0.16	$0.30

EBITDA(1)	$23,018	$24,639	$107,365	$108,264

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	April 30,	April 30,
	2005	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,578	$7,429
Restricted cash	70	72
Accounts receivable - trade, net of allowance for doubtful accounts	51,726	56,269
Other current assets	9,009	15,204

Total current assets	69,383	78,974

Property, plant and equipment, net of accumulated depreciation	412,753	481,284
Goodwill	157,492	171,258
Intangible assets, net	2,711	2,762
Restricted cash	12,124	17,887
Investments in unconsolidated entities	37,699	44,491
Other non-current assets	20,292	14,455

	$712,454	$811,111

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$281	$527
Current maturities of capital lease obligations	632	1,061
Accounts payable	46,107	46,364
Other accrued liabilities	45,734	46,813
Total current liabilities	92,754	94,765

Long-term debt, less current maturities	378,436	452,720
Capital lease obligations, less current maturities	1,475	1,747
Other long-term liabilities	33,043	41,959

Series A redeemable, convertible preferred stock	67,964	70,430

Stockholders’ equity	138,782	149,490

	$712,454	$811,111

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In thousands)

	Twelve Months Ended
	April 30,	April 30,
	2005	2006
Cash Flows from Operating Activities:
Net income	$7,269	$11,104
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	65,637	64,589
Depletion of landfill operating lease obligations	4,785	6,284
Loss on disposal of discontinued operations, net	82	—
Income from equity method investment	(2,883)	(5,742)
Dividend from equity method investment	2,000	—
Deferred costs	295	1,329
Loss on debt extinguishment	1,716	—
(Gain) loss on sale of equipment	372	(105)
Deferred income taxes	5,132	4,984
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(1,371)	(7,379)
	75,765	63,960
Net Cash Provided by Operating Activities	83,034	75,064
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(9,513)	(19,691)
Additions to property, plant and equipment - growth	(24,723)	(47,474)
- maintenance	(55,341)	(66,537)
Payments on landfill operating lease contracts	(20,276)	(10,539)
Proceeds from divestitures	3,050	—
Other	3,048	(5,977)
Net Cash Used In Investing Activities	(103,755)	(150,218)
Cash Flows from Financing Activities:
Proceeds from long-term borrowings	318,900	208,997
Principal payments on long-term debt	(296,210)	(136,424)
Proceeds from exercise of stock options	(1,398)	1,432
Net Cash Provided by Financing Activities	21,292	74,005
Net (decrease) increase in cash and cash equivalents	571	(1,149)
Cash and cash equivalents, beginning of period	8,007	8,578
Cash and cash equivalents, end of period	$8,578	$7,429

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

Unaudited

(In thousands)

Note 1:   Non-GAAP Financial Measures

In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), we also disclose EBITDA (earnings before interest, taxes, depreciation and amortization, deferred costs and impairment charge) and Free Cash Flow, which are non-GAAP measures.

These measures are provided because we understand that certain investors use this information when analyzing the financial position of the solid waste industry, including us. Historically, these measures have been key in comparing operating efficiency of publicly traded companies within the industry, and assist investors in measuring our ability to meet capital expenditure and working capital requirements. For these reasons, we utilize these non-GAAP metrics to measure our performance at all levels. These measures do not represent, and should not be considered as alternatives to cash provided by operating activities as determined in accordance with GAAP. Moreover, these measures do not necessarily indicate whether cash flow will be sufficient for such items as working capital or capital expenditures, or to react to changes in our industry or to the economy generally. Because these measures are not calculated by all companies in the same fashion, they may not be comparable to similarly titled measures reported by other companies.

Following is a reconciliation of EBITDA to Cash Provided by Operating Activities:

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2005	2006	2005	2006

Cash Provided by Operating Activities	$20,966	$12,621	$83,034	$75,064

Changes in assets and liabilities, net of effects of acquisitions and divestitures	(3,709)	6,234	1,371	7,379
Deferred income taxes	(372)	(972)	(5,132)	(4,984)
Provision (benefit) for income taxes	(411)	(50)	5,725	6,955
Interest expense, net	7,814	8,654	29,391	32,014
Depletion of landfill operating lease obligations	(1,056)	(1,633)	(4,785)	(6,284)
Dividend from equity method investments	—	—	(2,000)	—
Other expense, net	(214)	(215)	(239)	(1,880)
EBITDA	$23,018	$24,639	$107,365	$108,264

Following is a reconciliation of Free Cash Flow to Cash Provided by Operating Activities:

	Three Months Ended April 30, 2006	Twelve Months Ended April 30, 2006

EBITDA	$24,639	$108,264
Add (deduct): Cash interest	(13,911)	(30,290)
Capital expenditures	(25,851)	(114,011)
Cash taxes	13	(1,286)
Depletion of landfill operating lease obligations	1,633	6,284
Change in working capital, adjusted for non-cash items	(1,328)	(9,289)

FREE CASH FLOW	(14,805)	(40,328)

Add (deduct): Capital expenditures	25,851	114,011
Other	1,575	1,381
Cash Provided by Operating Activities	$12,621	$75,064

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA TABLES
(Unaudited)
(In thousands)

Amounts of the Company’s total revenue attributable to services provided are as follows:

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2005	2006	2005	2006
Collection	$57,452	$60,552	$237,877	$253,282
Landfill / disposal facilities	18,828	23,874	80,132	97,801
Transfer	9,176	10,119	41,862	44,394
Recycling	30,375	31,991	122,093	130,451
Total revenues	$115,831	$126,536	$481,964	$525,928

Components of revenue growth for the three months ended April 30, 2006 compared to the three months ended April 30, 2005:

		Percentage
Solid Waste Operations (1)	Price	4.3%
	Volume	0.4%
	Solid waste commodity price and volume	-0.2%
Total growth - Solid Waste Operations		4.5%

FCR Operations (1)	Price	-3.5%
	Volume	0.1%
Total growth - Recycling Operations		-3.4%

Rollover effect of acquisitions (as a percentage of total revenue)		5.9%

Divestitures (as a percentage of total revenue)		-0.3%

Total revenue growth		9.2%

(1)             Calculated as a percentage of segment revenues.

Solid Waste Internalization Rates by Region:

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2005 (1)	2006	2005 (1)	2006
North Eastern region	57.2%	59.2%	57.9%	57.8%
South Eastern region	44.4%	38.6%	40.2%	40.4%
Central region	79.6%	79.8%	80.0%	79.2%
Western region	43.5%	50.7%	40.8%	44.2%
Solid waste operations	55.8%	58.8%	54.5%	56.6%

(1)             Internalization rates for the Company’s South Eastern region have been revised and restated for the three and twelve months ended April 30, 2005.

US GreenFiber (50% owned) Financial Statistics:

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2005	2006	2005	2006
Revenue	$32,513	$46,722	$136,409	$178,744
Net Income	800	2,079	5,767	11,714
Cash flow from operations	5,876	16,579	15,101	29,190
Net working capital changes	3,437	12,301	3,478	10,027
EBITDA	$2,439	$4,278	$11,623	$19,163

As a percentage of revenue:

Net income	2.5%	4.4%	4.2%	6.6%
EBITDA	7.5%	9.2%	8.5%	10.7%

Breakdown of Growth versus Maintenance Capital Expenditures (1):

	ThreeMonths Ended April 30, 2006	Twelve Months Ended April 30, 2006
Growth Capital Expenditures:
Landfill Development	$5,868	$33,202
Boston MRF Building	—	5,998
MRF Equipment Upgrades	3,290	3,290
Other	1,764	4,984
Total Growth Capital Expenditures	10,922	47,474

Maintenance Capital Expenditures:
Vehicles, Machinery / Equipment and Containers	2,776	26,396
Landfill Construction & Equipment	9,043	31,812
Facilities	2,220	6,480
Other	890	1,849
Total Maintenance Capital Expenditures	14,929	66,537

Total Capital Expenditures	$25,851	$114,011

(1)             The Company’s capital expenditures are broadly defined as pertaining to either growth or maintenance activities. Growth capital expenditures are defined as costs related to development of new airspace, permit expansions, new recycling contracts along with incremental costs of equipment and infrastructure added to further such activities. Growth capital expenditures include the cost of equipment added directly as a result of new business as well as expenditures associated with increasing infrastructure to increase throughput at transfer stations and recycling facilities. Growth capital expenditures also include those outlays associated with acquiring landfill operating leases, which do not meet the operating lease payment definition, but which were included as a commitment in the successful bid. Maintenance capital expenditures are defined as landfill cell construction costs not related to expansion airspace, costs for normal permit renewals and replacement costs for equipment due to age or obsolescence.